EXHIBIT  99.1

FOR RELEASE

Date: January 23, 2019
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 26.8% Increase in Net Income for the Six Months
Ended December 31, 2018 and Bank Celebrates 130th Anniversary

Catskill, N.Y. – January 23, 2019-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2018, which is the second quarter of the Company’s fiscal year ending June 30, 2019.  Net income for the three and six months ended December 31, 2018 was $4.6 million, or $0.54 per basic and diluted share, and $9.0 million, or $1.05 per basic and diluted share, respectively, as compared to $3.6 million, or $0.43 per basic and diluted share, and $7.1 million, or $0.84 per basic and $0.83 per diluted share, for the three and six months ended December 31, 2017, respectively.  Net income increased $1.0 million, or 27.8%, when comparing the three months ended December 31, 2018 and 2017, and increased $1.9 million, or 26.8%, when comparing the six months ended December 31, 2018 and 2017.

Donald Gibson, President & CEO stated: “On January 22, 2019 we celebrated the Banks 130th Anniversary. Reflecting back on our long term success, I would like to take this opportunity to thank our employees for their excellent work, dedication, and for always going the extra mile. I consider our employees to be our most important asset. Their continued outstanding work is the primary driver of our continued success and high performance.”

Gibson continued, “I am pleased to report, for the six months ended on December 31, 2018 our return on average assets was 1.55% and return on average equity was 17.98%. I am also proud to report record high net income for both the three and six months ended December 31, 2018.”

Selected highlights for the three and six months ended December 31, 2018 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.5 million to $10.0 million for the three months ended December 31, 2018 from $8.5 million for the three months ended December 31, 2017. Net interest income increased $3.1 million to $19.7 million for the six months ended December 31, 2018 from $16.6 million for the six months ended December 31, 2017.  These increases in net interest income were primarily the result of the growth in the average balance of interest-earning assets, with continued growth in loans and securities.

•
Net interest spread increased 16 basis points to 3.37% for the three months ended December 31, 2018 compared to 3.21% for the three months ended December 31, 2017. Net interest spread increased 10 basis points to 3.34% for the six months ended December 31, 2018 compared to 3.24% for the six months ended December 31, 2017.

•
Net interest margin Net interest margin increased 18 basis points to 3.47% for the three months ended December 31, 2018 compared to 3.29% for the three months ended December 31, 2017. Net interest margin increased 12 basis points to 3.44% for the six months ended December 31, 2018 compared to 3.32% for the six months ended December 31, 2017.   Increases in net interest spread and margin are the result of the increases in rates by the Federal Reserve Bank over the past two years, with repricing of the Company’s adjustable rate investment and loan products, and the reinvestment of cash flows into higher rate investments and loans.  These increases have been partially offset by increases in cost of funds from both increases in deposit rates and in increased short-term borrowings.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.65% and 3.50% for the three months ended December 31, 2018 and 2017, respectively, and was 3.61% and 3.53% for the six months ended December 31, 2018 and 2017, respectively. As a result of the enactment of the Tax Cut and Jobs Act of 2017 (“TCJA”) in December 2017, which permanently reduces the maximum corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017, the tax benefits derived from tax-exempt securities and loans is lower for the three and six months ended December 31, 2018 compared to December 31, 2017.  However, beginning January 1, 2018, pricing of tax-exempt securities and loan originations have been adjusted to reflect the change in the corporate tax rate, thereby producing a tax-equivalent yield on these securities and loans that are comparable to yields obtained on similar taxable investments.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $354,000 and $352,000 for the three months ended December 31, 2018 and 2017, respectively. The provision for loan losses amounted to $708,000 and $699,000 for the six months ended December 31, 2018 and 2017, respectively.  The provision for loan loss was relatively unchanged between these periods despite continued loan growth as a result of the recognition of a $150,000 recovery during the three and six month ended December 31, 2018.  Allowance for loan losses to total loans receivable decreased to 1.66% at December 31, 2018 as compared to 1.68% at June 30, 2018, and December 31, 2017.

•
Net charge-offs activity for the three months ended December 31, 2018, resulted in a net recovery of $12,000, and a net charge-off of $98,000 for the three months ended December 31, 2017.  Net charge-offs amounted to $58,000 and $369,000 for the six months ended December 31, 2018 and 2017, respectively.  The lower level of net charges-offs for these periods are the result of a recovery of a commercial loan that had previously been charged-off during fiscal 2018.

•
Nonperforming loans amounted to $3.6 million at December 31, 2018 and June 30, 2018. At December 31, 2018 and June 30, 2018, respectively, nonperforming assets were 0.31% and 0.32% of total assets and nonperforming loans were 0.48% and 0.51% of net loans. At December 31, 2017, nonperforming assets to total assets were 0.43% and nonperforming loans to net loans were 0.55%.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $254,000, or 13.5%, and totaled $2.1 million and $1.9 million for the three months ended December 31, 2018 and 2017.  Noninterest income increased $566,000, or 15.6%, and totaled $4.2 million and $3.6 million for the six months ended December 31, 2018 and 2017.  This increase was primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards, as well as increased monthly or transactional service charges on deposit accounts. Investment services income also increased during the period due to higher sales volume of investment products.

•
Noninterest expense increased $935,000, or 17.6%, to $6.2 million for the three months ended December 31, 2018, compared to $5.3 million for the three months ended December 31, 2017.  Noninterest expense increased $2.0 million, or 19.6%, to $12.2 million for the six months ended December 31, 2018, compared to $10.2 million for the six months ended December 31, 2017. This increase was primarily due to an increase in salaries and employee benefits expenses, resulting from additional staffing. Additional staffing was required for our new branch offices located in Copake and Woodstock, New York. Staffing was also increased in operations, information technology, compliance, and lending to support growth and maintain superior customer service. The increase is also due to costs associated with the opening of the newest branch in Woodstock, New York during the six months ended December 31, 2018, and an increase in professional fees.  Also, other noninterest expense increased as a result of a $200,000 contribution to The Bank of Greene County Charitable Foundation during the six months ended December 31, 2018.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements. The effective tax rate was 17.2% and 18.0% for the three months and six months ended December 31, 2018, respectively, compared to 22.3% and 24.0% for the three and six months ended December 31, 2017, respectively.  The decrease in the effective tax rate for the three and six months ended December 31, 2018 is primarily the result of the impact of the enactment of the TCJA in December 2017.  The TCJA permanently reduces the maximum corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017. The statutory tax rate is impacted by the benefits derived from tax exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•
Total assets of the Company were $1.2 billion at December 31, 2018 and at June 30, 2018, an increase of $43.8 million, or 3.8%.  This growth is the result of the continued expansion within our existing markets, across all three of our primary banking lines - retail, commercial, and municipal.

•
Securities available-for-sale and held-to-maturity decreased $11.3 million, or 2.9%, to $384.1 million at December 31, 2018 as compared to $395.4 million at June 30, 2018.  Securities purchases totaled $72.4 million during the six months ended December 31, 2018 and consisted of $59.4 million of state and political subdivision securities and $13.0 million of mortgage-backed securities. Principal pay-downs and maturities during the six months ended December 31, 2018 amounted to $83.8 million, of which $19.2 million were mortgage-backed securities, and $64.6 million were state and political subdivision securities.

•
Net loans receivable increased $46.0 million, or 6.5%, to $750.4 million at December 31, 2018 from $704.4 million at June 30, 2018.  The loan growth experienced during the six months ended December 31, 2018 consisted primarily of $16.8 million in commercial real estate loans, $14.9 million in commercial loans, $12.6 million in residential real estate loans, and $7.7 million in multi-family real estate loans.  This growth was partially offset by a decrease in construction loans (both residential and nonresidential) of $6.1 million.  The Company continues to experience loan growth as a result of continued growth in customer base within its newest markets in Ulster and Columbia counties, and its relationships with other financial institutions in originating loan participations.

•
Deposits totaled $1.0 billion at December 31, 2018 and at June 30, 2018, a decrease of $16.0 million, or 1.6%. Certificates of deposits increased $6.5 million, or 12.7%, and NOW deposits increased $5.7 million, or 1.1%, when comparing December 31, 2018 and June 30, 2018.  These increases were offset by a decrease in money market deposits of $25.4 million, or 19.0%, a decrease in savings deposits of $1.5 million, or 0.7%, and a decrease in noninterest-bearing deposits of $1.3 million, or 1.3%, when comparing December 31, 2018 and June 30, 2018. These decreases are primarily the result of normal fluctuations in municipal deposits which have been partially offset by an increase in retail and commercial deposits as the Company continues to expand into its newest markets.  Included within certificates of deposits at December 31, 2018 and June 30, 2018 were $22.0 million and $15.0 million, respectively, in brokered certificates of deposit.

•
Borrowings amounted to $54.7 million of overnight and $15.2 million of long-term borrowings, with the Federal Home Loan Bank of New York and $200,000 of short-term borrowings with Atlantic Community Bankers Bank at December 31, 2018, compared to no overnight or short-term borrowings and $18.2 million of long-term borrowings at June 30, 2018.  The increase in short-term borrowings is the result of the continued growth in earning assets and the decrease in deposits, as discussed above.

•
Shareholders’ equity increased to $104.1 million at December 31, 2018 from $96.2 million at June 30, 2018, resulting primarily from net income of $9.0 million, partially offset by dividends declared and paid of $1.3 million and a decrease in other accumulated comprehensive loss of $217,000.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
Dollars in thousands, except share and per share data	2018	2017	2018	2017
Interest income	$11,406	$9,420	$22,403	$18,509
Interest expense	1,411	960	2,751	1,879
Net interest income	9,995	8,460	19,652	16,630
Provision for loan losses	354	352	708	699
Noninterest income	2,141	1,887	4,193	3,627
Noninterest expense	6,247	5,312	12,208	10,205
Income before taxes	5,535	4,683	10,929	9,353
Tax provision	951	1,043	1,965	2,241
Net Income	$4,584	$3,640	$8,964	$7,112

Basic EPS	$0.54	$0.43	$1.05	$0.84
Weighted average shares outstanding	8,537,814	8,504,168	8,537,814	8,503,451
Diluted EPS	$0.54	$0.43	$1.05	$0.83
Weighted average diluted shares outstanding	8,537,814	8,533,126	8,537,814	8,532,274
Dividends declared per share [4]	$0.10	$0.0975	$0.20	$0.195

Selected Financial Ratios
Return on average assets[1]	1.57%	1.39%	1.55%	1.40%
Return on average equity[1]	18.03%	16.55%	17.98%	16.45%
Net interest rate spread[1]	3.37%	3.21%	3.34%	3.24%
Net interest margin[1]	3.47%	3.29%	3.44%	3.32%
Fully taxable-equivalent net interest margin[2]	3.65%	3.50%	3.61%	3.53%
Efficiency ratio[3]	51.47%	51.34%	51.20%	50.38%
Non-performing assets to total assets			0.31%	0.43%
Non-performing loans to net loans			0.48%	0.55%
Allowance for loan losses to non-performing loans			350.66%	309.91%
Allowance for loan losses to total loans			1.66%	1.68%
Shareholders’ equity to total assets			8.71%	8.44%
Dividend payout ratio[4]			19.05%	23.21%
Actual dividends paid to net income[5]			13.96%	10.73%
Book value per share			$12.20	$10.53

1   Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was 21% and 28.1% for federal income taxes and 3.98% and 3.62% for New York State income taxes for the period ended December 31, 2018 and 2017 respectively.

Non-GAAP reconciliation – Fully taxable equivalent net interest margin
	For the three months ended		For the six months ended
(Dollars in thousands)	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Net interest income (GAAP)	$9,995	$8,460	$19,652	$16,630
Tax-equivalent adjustment	493	532	962	1,037
Net interest income (fully taxable-equivalent basis)	$10,488	$8,992	$20,614	$17,667

Average interest-earning assets	$1,150,768	$1,028,241	$1,142,434	$1,001,639
Net interest margin (fully taxable-equivalent basis)	3.65%	3.50%	3.61%	3.53%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.0% of the Company’s shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended December 31, 2018 and the three and six months ended December 31, 2017.  Dividends declared during the three months ended September 30, 2018 were paid to the MHC.  The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.
The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	As of December 31, 2018	As of June 30, 2018
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$31,945	$26,504
Long term certificate of deposit	2,385	2,385
Securities- available for sale, at fair value	107,192	120,806
Securities- held to maturity, at amortized cost	276,939	274,550
Equity securities, at fair value	215	217
Federal Home Loan Bank stock, at cost	3,873	1,545

Gross loans receivable	762,233	715,641
Less: Allowance for loan losses	(12,673)	(12,024)
Unearned origination fees and costs, net	810	814
Net loans receivable	750,370	704,431

Premises and equipment	13,308	13,304
Accrued interest receivable	5,765	5,057
Foreclosed real estate	79	119
Prepaid expenses and other assets	3,215	2,560
Total assets	$1,195,286	$1,151,478

Liabilities and shareholders’ equity
Noninterest bearing deposits	$101,387	$102,694
Interest bearing deposits	907,833	922,540
Total deposits	1,009,220	1,025,234

Borrowings, short term	54,900	-
Borrowings, long term	15,150	18,150
Accrued expenses and other liabilities	11,895	11,903
Total liabilities	1,091,165	1,055,287
Total shareholders’ equity	104,121	96,191
Total liabilities and shareholders’ equity	$1,195,286	$1,151,478
Common shares outstanding	8,537,814	8,537,814
Treasury shares	73,526	73,526

The above information is preliminary and based on the Company’s data available at the time of presentation.